Exhibit 10.59

September 26, 2001

James R. Bennett
Newport Beach, CA 92662

Dear Jim:

This letter serves as an offer of employment for you to join Hawker Pacific Aerospace as its Chief Financial Officer, starting on or about October 15, 2001. This position reports to the Chief Executive Officer, the undersigned. The duties and responsibilities are those we discussed during your interviews. Additional responsibilities may be assigned in other areas, as appropriate and commensurate with your skills and experience and as the Company’s business mandates.

The base salary for the position will be $175,000 per year. You will also be eligible for a periodic bonus, up to 30% of your annual salary, consistent with the Company’s Incentive Compensation Plan.

You will also receive the following Company benefits:

•	You will be granted options to purchase 25,000 shares of the Company’s common stock. The options are governed by provisions in the Company’s Incentive Stock Option Plan.

•	Medical, dental and life insurance; and long and short term disability insurance

•	Matching 401k plan up to 6% of which the Company matches 50%

•	Company funded pension plan

•	Three weeks of paid vacation per year

•	Paid holidays, thirteen days paid currently, including two floating holidays

•	Sick Leave, five days paid currently

•	Automobile Allowance of $750.00 per month

•	COBRA reimbursement, prior to start of Company’s insurance. This provision provides for coverage for you and your dependents, which is important at this point.

•	Business Expenses Reimbursement for usual and reasonable costs incurred while on travel or on Company business. Records of expenses and receipts are required.

•	Housing reimbursement for reasonable and actual expenses related to temporary living accommodations, or hotel room, near the Company’s facilities, for a period of up to six months after start of your employment.

•	Relocation costs reimbursement for reasonable and actual costs related to moving expenses from your current residence to a city near Hawker Pacific Aerospace.

There is no agreement, either expressed or implied, between you and Hawker Pacific Aerospace with regard to the duration of your employment. Your service with the Company shall be strictly in accordance with the at-will provisions contained in the Company’s Employee Handbook. Additional terms of your employment with Hawker Pacific Aerospace are contained in the Employee Handbook. Such additional terms include your agreement to resolve all claims, disputes or other matters related to your employment through arbitration. Upon joining the Company you will be required to sign a non-disclosure agreement.

In the event that Hawker Pacific Aerospace terminates your employment for a reason other than cause you will receive:

a.	Continuing weekly payments of your base salary, at the rate applicable as of the notice of your termination of employment, for a period of twelve (12) months, minus the deductions required by law and with each weekly payment being subject to a deduction for any salary, compensation or other form of remuneration that you have earned in other employment or self-employment during the week in question, regardless of when such amount(s) shall be payable. In order to retain your right to receive and keep payments under this subparagraph, you must notify the Company immediately upon engaging in self-employment or obtaining alternate employment.

b.	Your group medical and life insurance will be continued until the termination of your severance payments under (a) of this Paragraph or until you become eligible for coverage as the result of your accepting a position with a new employer, whichever shall first occur.

This letter represents the entire agreement between you and the Company. No other promises or representations have been made, other than those included in this letter.

As discussed, this offer is contingent upon the successful completion of a drug screening, and successful verification of your employment, educational background and other information provided in the employment application process. Please acknowledge your acceptance of the terms of this letter by signing below and faxing back a copy to me. On you start date we shall execute original copies of this employment offer.

Jim, we are pleased to extend this offer of employment to you. We feel that your background and experience can add significant value to the company, and we look forward to you joining the Hawker family.

Best regards,

/s/ Dave Lokken

Dave Lokken
President and CEO

I acknowledge and accept the terms and conditions of this letter of employment

/s/ James R. Bennett
James R. Bennett	Date: October 5, 2001